Exhibit 23.3

Consent of Independent Auditor

The Board of Directors of Boise Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-158737 and 333-150563) on Form S-8 of Boise Inc., the registration statement (Nos. 333-166390, 333-157881 and 333-155595) on Form S-3 of Boise Inc., and the registration statement (Nos. 333-166926 and 333-166936) on Form S-4 of BZ Intermediate Holdings LLC, of our report dated February 23, 2009, with respect to the consolidated statement of income, capital, and cash flows of Boise Paper Products for the period from January 1, 2008 through February 21, 2008, which report appears in the December 31, 2010 annual report on Form 10-K of Boise Inc. and BZ Intermediate Holdings LLC.

/s/ KPMG LLP

Boise, Idaho

March 2, 2011